Exhibit 4.4
DESCRIPTION OF CAPITAL STOCK

The following description provides a summary of the Class A Common Stock, Class B Common Stock, Series A Preferred Stock, preferred stock and Warrants of Finance of America Companies Inc. ("we," "our," or the "Company"). This summary is subject to the General Corporation Law of the State of Delaware (the “DGCL”) and the complete text of our Amended and Restated Certificate of Incorporation (as amended, the “Charter”), including the Certificate of Designations designating the Series A Preferred Stock (the “Certificate of Designations”), and Amended and Restated Bylaws (the “Bylaws”). We encourage you to read that law and those documents carefully.

Authorized and Outstanding Stock

Our Charter authorizes the issuance of up to a total of 6,601,000,000 shares, divided as follows: (i) 6,000,000,000 shares of Class A Common Stock, par value $0.0001 per share, (ii) 1,000,000 shares of Class B Common Stock, par value $0.0001 per share, and (iii) 600,000,000 undesignated shares of preferred stock, par value $0.0001 per share. Our Board of Directors (the “Board”) may establish the rights and preferences of the preferred stock from time to time.

Class A Common Stock

Except as otherwise required by applicable law or as provided in the Charter, the holders of Class A Common Stock are entitled to one vote per share on matters to be voted on by stockholders generally or by holders of Class A Common Stock as a separate class.

Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any other outstanding class or series of stock of the Company, holders of Class A Common Stock are entitled to receive such dividends and distributions, if any, as may be declared from time to time by our Board in its discretion out of funds legally available therefor.

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, after payment in full of all amounts required to be paid to creditors and subject to the rights of holders of preferred stock having liquidation preferences, if any, the holders of Class A Common Stock are entitled to receive pro rata the Company’s remaining assets available for distribution.

Class B Common Stock

The shares of Class B Common Stock have no economic rights but entitle each holder, without regard to the number of shares of Class B Common Stock held by such holder, to a number of votes equal to the product of the total number of limited liability company interests (“FOA Units”) in Finance of America Equity Capital LLC held by such person multiplied by the number of shares of Class A Common Stock for which a FOA Unit is entitled to be exchanged at such time (the “Exchange Rate”), on all matters to be voted on by stockholders generally or by holders of Class B Common Stock as a separate class. The Exchange Rate is 1 for 1, and is subject to adjustment. The voting power afforded to holders of FOA Units by their shares of Class B Common Stock automatically and correspondingly is reduced or increased as the number of FOA Units held by such holder of Class B Common Stock decreases or increases. For example, if a holder of Class B Common Stock holds 1,000 FOA Units as of the record date for determining stockholders of the Company that are entitled to vote on a particular matter, such holder will be entitled by virtue of such holder’s Class B Common Stock to 1,000 votes on such matter. If, however, such holder were to hold 500 FOA Units as of the relevant record date, such holder would be entitled by virtue of such holder’s Class B Common Stock to 500 votes on such matter.

Holders of Class B Common Stock vote together as a single class with holders of Class A Common Stock on all matters submitted to a vote of the stockholders generally. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of common stock have no voting power with respect to, and are not be entitled to vote on, any amendment to the Charter that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Company’s organizational documents or pursuant to the DGCL.

Holders of Class B Common Stock are not entitled to receive any dividends or distributions on account of such shares.

Holders of Class B Common Stock are not entitled to receive any of our assets on account of such shares in the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up. Shares of Class B Common Stock are not convertible into or exchangeable for shares of Class A Common Stock or any other security.

Preferred Stock

Our Charter authorizes the Board to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, and subject to the terms of the Charter, the authorized shares of preferred stock are available for issuance without further action by holders of Class A Common Stock or Class B Common Stock. The Board is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof.

The Board could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of Class A Common Stock might believe to be in their best interests or in which the holders of Class A Common Stock might receive a premium over the market price of the shares of Class A Common Stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our Class A Common Stock by restricting dividends on the Class A Common Stock, diluting the voting power of the Class A Common Stock or subordinating the rights of the Class A Common Stock to distributions upon a liquidation, dissolution or winding up or other event. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Class A Common Stock.

The Series A Preferred Stock, par value $0.0001 per share, is our only outstanding series of preferred stock. The Series A Preferred Stock ranks senior to the Class A Common Stock and the Class B Common Stock (collectively, “Common Stock”), with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. In the event of (i) any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, (ii) certain “change of control” transactions or (iii) upon the occurrence of certain “events of default,” the Company may not make or set aside any distribution or payment out of the assets of the Company in respect of Common Stock or other equity securities ranking junior in right of payment to the Series A Preferred Stock unless and until holders have received an amount per share of Series A Preferred Stock equal to $1,000, plus any accrued and unpaid dividends (subject to a make-whole amount per share reflecting a minimum return of 1.5x) or, if greater, the value of such share of Series A Preferred Stock on an as-converted basis (the “Liquidation Preference”), in each case, as set forth in the Certificate of Designations. In addition, in the event of (x) the completion of certain change of control transactions approved by the Board and (y) subject to certain limitations as set forth in the Certificate of Designations, Restricted Junior Stock Payments (as defined in the Certificate of Designations), the Company will redeem all of the Series A Preferred Stock for a per-share amount in cash equal to the Liquidation Preference.

The holders of the Series A Preferred Stock are entitled to a dividend, payable in cash quarterly in arrears, as set forth in the Certificate of Designations, at an initial annual rate of 9.0%, which rate increases to 12.0% on the seventh anniversary of the issuance date, and by 1.0% on each anniversary of the issuance date thereafter until reaching a maximum annual rate of 16.0%.

Shares of the Series A Preferred Stock are convertible at the option of the holders thereof at any time, subject to certain limitations as set forth in the Certificate of Designations, into shares of Class A Common Stock at a rate equal to (i) $1,000 divided by (ii) the conversion price, and a cash payment for accrued and unpaid dividends, cash in lieu of fractional shares and, in certain circumstances, dividend catch-up payments relating to dividends on other equity. The initial conversion price is $35.00 per share of Series A Preferred Stock, subject to certain anti-dilution adjustments and adjustments for Delayed Redemption Elections (as defined below). On each of the seventh, eighth and tenth anniversaries of the issuance date, the conversion price then in effect will be reduced by 15%.

However, a holder’s Series A Preferred Stock shall not be convertible at the option of such holder, at the option of the Company or otherwise, to the extent that, after giving effect to such conversion, such holder, together with such holder’s affiliates, and any other persons acting as a group (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) together with such holder or any of such holder’s affiliates, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.49% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion (the “Beneficial Ownership Limitation”). The Beneficial Ownership Limitation may be increased or decreased by a holder or the provisions of such limitation may be waived by a holder (but, in each case, only as to itself and not to any other holder) upon not less than sixty-one (61) days prior notice to the Company. Other holders shall be unaffected by any such waiver. Notwithstanding the foregoing, unless otherwise agreed to by a transferee, the Beneficial Ownership Limitation only applies to ACM ASOF IX Master HoldCo 2 LLC and Blue Owl Alternative Credit Alameda LP and affiliates of such holders.

Under the Certificate of Designations, the holders of shares of the Series A Preferred Stock are entitled to vote on an as-converted basis with the holders of shares of Common Stock as a single class, provided that no holder will be entitled to voting power greater than 4.9% of the aggregate total voting power of the outstanding shares of Common Stock. The holders of shares of the Series A Preferred Stock are entitled to vote as a separate class with respect to, among other things, certain amendments to the Company’s organizational documents that have a materially adverse and disproportionate effect on the Series A Preferred Stock, any entry by the Company or its subsidiaries into a transaction or agreement with any “Related Person” as defined under Item 404(a) of Regulation S-K except in compliance with the Company’s Policy Regarding Transactions with Related Persons, and any entry by the Company or its subsidiaries into a transaction or agreement that would, in any material respect, violate the terms of or result in a breach of the Company’s obligations under the Certificate of Designations and the Investment Agreement, dated as of December 11, 2025, by and among the Company and ACM ASOF IX Master HoldCo 2 LLC and Blue Owl Alternative Credit Alameda LP.

At any time on or following the fourth anniversary of the issuance date, the Company may redeem all of the Series A Preferred Stock for a per-share amount in cash equal to the sum of (i) $1,000 plus (ii) any accrued and unpaid dividends. Holders representing a majority of the Series A Preferred Stock may elect to extend (a “Delayed Redemption Election”) the applicable expiration of the non-call period for one year up to three times, provided that the non-call period cannot be extended past the seventh anniversary of the issuance date. In the event of such a valid Delayed Redemption Election, the applicable conversion price will be increased as set forth in the Certificate of Designations.

If any shares of Series A Preferred Stock remain outstanding as of the seventh year anniversary of the issuance date, the majority of the initial investors or permitted transferees that hold the Series A Preferred Stock will have the right to designate an individual to serve on the Company’s Board, or in such holders’ discretion, a non-voting board observer.

In connection with the issuance of the Series A Preferred Stock, Finance of America Equity Capital LLC amended and restated its limited liability company agreement to give effect to the creation of Series A Convertible Perpetual Preferred Units to mirror the terms of the Series A Preferred Stock.

Preemptive or Other Rights

Our stockholders do not have preemptive or other subscription rights. There are no sinking fund provisions applicable to the Class A Common Stock, Class B Common Stock or Series A Preferred Stock.

Election of Directors

All elections of directors are elected by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Annual Meeting

The Bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the Board. To the extent permitted under applicable law, the Company may conduct meetings solely by means of remote communications, including by webcast.

Warrants
The Company also has warrants that were issued under a Warrant Agreement (“Warrants”) between Continental Stock Transfer & Trust Company, as warrant agent and the Company, as the successor to Replay Acquisition Corp. (“Replay”) in connection with the Company’s business combination with Replay, which was consummated on April 1, 2021.
Ten Warrants entitles the registered holder to purchase one share of Class A Common Stock at a price of $115.00 per share (giving effect to the 10-for-1 reverse stock split), subject to adjustment as discussed below. Pursuant to the Warrant Agreement, a warrant holder may exercise its Warrants only for a whole number of shares of Class A Common Stock. This means Warrants may only be exercised in sets of ten at a given time by a warrant holder. The Warrants will expire in April 2026, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act, covering the issuance of the shares of Class A Common Stock issuable upon exercise of the Warrants is then effective and a current prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless.
We will use our best efforts to cause to maintain the effectiveness of such registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if our shares of Class A Common Stock are at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.